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                                                                     Exhibit 2.1

STATE OF GEORGIA

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is entered into this 30th day of June, 1998, by and between Athens' ISP, Inc., a corporation chartered by the State of Georgia with its principal office in Clarke County, Georgia (hereinafter "Seller") and ComStar Communications, Inc., a corporation chartered by the State of Georgia with its principal office in Cobb County, Georgia (hereinafter "Buyer").

                                   WITNESSETH:

         Whereas, Seller owns certain property and leases certain equipment involved in the Internet service provider business; and

         Whereas, Buyer desires to purchase said property and to assume said equipment leases as more particularly described herein under the terms and conditions set forth in this document;

         Now, therefore, for and in consideration of the premises and the mutual promises, agreements, representations, warranties, and covenants hereinafter set forth, the parties hereto agree as follows:





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                                       1.

         The property to be sold consists of the equipment listed in Exhibit "A", attached hereto and made a part hereof, the E-Commerce account with Kali, Inc., the "Real-time Software Sales System", and all of Sellers "Dedicated Business Accounts" (as more specifically described in the next sentence) that are actively in use and service as of 6:00 p.m. on June 30, 1998, including the customer lists, contracts, licenses, rights, title, and interest in the accounts, and the ability to transfer said accounts from Seller to Buyer. The types of Dedicated Business Accounts to be sold include ISDN 128K dedicated, ISDN 64K dedicated, dedicated telephone modem, collocation, and webhosting.
All of this will be referred to in this Agreement as "Property".

                                       2.

         The closing on the matters set out in this Asset Purchase Agreement will take place at 10:30 a.m. on July 1, 1998, at the law offices of Blasingame, Burch, Garrard, Bryant & Ashley, P.C., 440 College Avenue North, Athens-Clarke County, Georgia.

                                       3.

         At the closing, Seller will sell, assign, transfer, convey, and deliver the Property to Buyer free and clear of all liens and encumbrances whatsoever, and Seller will warrant that the sale is made free and clear of all liabilities, obligations, security interests, and encumbrances. Seller will warrant and forever defend the right and title of the above described Property unto the said Buyer, its successors and assigns, against the lawful claims of all persons whomsoever, and Seller will indemnify Buyer fully from any and all said claims of others. Buyer shall assume liability, if any, which arises from or as a result


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of the transferring of accounts billed by credit cards resulting from the existing account holders' credit cards numbers and information being divulged to and transferred to Buyer.

                                       4.

         At the closing, Seller agrees to transfer unto Buyer all customer records, lists, profiles, other written or recorded information, contracts, and licenses having to do with the subject Property.

                                       5.

         Seller agrees to be responsible for and to pay any tax or similar charge or assessment on the sale or transfer of the Property. Any personal property taxes on the subject Property will be pro-rated between Seller and Buyer as of July 1, 1998. Buyer will take possession of the subject Property as of July 1, 1998.

                                       6.

         The purchase price to be paid by Buyer to Seller at closing for the aforesaid Dedicated Business Accounts is set out as follows;

         The purchase price is 8.5 times the monetary amount of those accounts for which service is provided as of 6:00 p.m. on June 30, 1998, billed in June, 1998, for a full month's service for accounts billed on a monthly basis; and 8.5 times the monthly pro-rata monetary amount for those accounts for which service is provided as of 6:00 p.m. on June 30, 1998, but for which accounts the customer has paid on a quarterly, semi-annual or annual basis. Accounts activated after June 1, 1998, and accounts activated after May 1, 1998, billed on a pro-rated bill in June, which are active as of June 30, 1998, will be paid at 8.5 times the minimum charge for such accounts. The accounts will be listed as an exhibit to the Bill of



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Sale to be presented by Seller to Buyer at the closing. Buyer will pay cash at the closing.

         An "active" account is defined as an account which has two or fewer open invoices and no unpaid invoices older than 60 days from the invoice date.

         An amount subtracted from the above-stated purchase price for the accounts is an amount representing the "prepays", being those customers who have paid in advance for service, and the "prepays" having been received by Seller before July 1, 1998.

         All current payments on the accounts invoiced by Seller before July 1, 1998, will belong to Seller. All current payments invoiced by the Buyer on and after July 1, 1998, on the accounts will belong to Buyer.

         Buyer will pay to Seller, in cash at closing, the amount of $33,100.00 for the equipment set out in Exhibit "A".

         Buyer will pay to Seller, in cash at closing, the amount of $245,490.00 in consideration for Seller's giving up its contract with Kali, Inc., for the Kali program and assigning its rights to Buyer. Buyer will enter into a separate contract with Kali, Inc., effective July 1, 1998. This amount of $245,490.00 will include the consideration paid by Buyer to Seller for the aforementioned Real-time Software Sales System.

                                       7.

         The transition period is that period of time between the date of signing this Agreement and the closing on July 1, 1998. During said transition period, Seller will perform all normal billing for the accounts being sold; Seller will use its best efforts to preserve intact the business, organization, and management of Seller's business; Seller will keep available the services of its present officers and employees and conduct business



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in a normal and ordinary manner; Seller will not incur any indebtedness or enter into any material contracts or make any capital expenditure or other commitments which would encumber the Property which is the subject of this Asset Purchase Agreement; Buyer and its auditors will have immediate access to the books and records of Seller.

                                       8.

        At the closing, Seller will assign and Buyer will assume the leases on the equipment more fully described in Exhibit "B" attached hereto and made a part hereof, with the terms and conditions of the leases set out, and the two leases for the space in the Butler Building located at 337 South Milledge Avenue, Athens, Georgia, with the Butler Corporation of Athens, Inc., as the Lessor, copies of said leases shown as Exhibit "C", attached hereto and made a part hereof. Seller represents and warrants to Buyer that it has the authority to assign the leases and has the approval of the lessors to so assign these leases. Buyer shall indemnify and hold Seller harmless from any and all claims, costs, liabilities or damages arising from or related to the assumed leases after July 1, 1998, which result from any act, or failure to act by Buyer under the terms and conditions of the assumed leases.

                                       9.

         Buyer will assume, for no monetary consideration, all of Seller's accounts receivable for the Dedicated Business Accounts being purchased by Buyer as of July 1, 1998. Seller will have no interest in or responsibility for the accounts receivable after July 1, 1998. Buyer is responsible for all legal actions resulting from future efforts at collecting the



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accounts receivable. Buyer Will keep all amounts received after July 1, 1998, from the accounts receivable. This accounts receivable provision becomes effective at the closing.

                                       10.

         Buyer agrees to freeze all pricing on all purchased accounts for a period of three months beginning on July 1, 1998.

                                       11.

         Seller and Buyer represent and warrant, each to the other, that they have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. This Agreement constitutes the valid and legally binding obligations of Seller and Buyer, enforceable against them in accordance with their respective terms.

         Seller has good title to the Property, assets, and rights transferred herein, and represents and warrants to Buyer that it will have good title at the closing.

         Seller agrees to obtain approval of its shareholders and its board of directors of this Agreement and all transactions set out herein, and Seller will present to Buyer evidence of such approval at the closing.

                                       12.

         At the closing, Seller and James M. Freeman II will sign a Covenant Not to Compete, with Buyer as the beneficiary of said Covenant, in which Covenant Seller and Freeman will agree that neither will for a period of three years, beginning July 1, 1998, directly or indirectly deal with or be engaged with the sale, servicing, or handling of



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Dedicated Business Accounts, commercial accounts, or E-Commerce accounts in any
Internet service provider business within the geographical areas of the State of Georgia serviced by and covered by the telephone area codes of 706, 770, 404, and 678. Seller and Buyer agree and understand that Freeman will become an employee of Buyer beginning on July 1, 1998, and an exception will be made to this provision during the time that Freeman is such an employee of Buyer. Should Freeman end his employment with Buyer for a reason other than being terminated for cause or for a voluntary resignation, Freeman can be involved in the Internet service provider business within the aforementioned geographical areas but cannot be involved as a principal in any business in the capacity as a shareholder, officer, or otherwise, and Freeman will not be involved with a customer or prospective customer of Buyer existing at the time of Freeman's departure from Buyer's employment. Under no circumstance will Freeman use any trade secrets, business methods, or proprietary information gained from Buyer while being an employee of Buyer. Seller and Freeman will agree that they shall not be involved with or provide E-Commerce services for Kali, Inc., in any geographical location.

                                       13.

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be delivered by hand during regular business hours or mailed by



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registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

         To Seller:                 Athens' ISP, Inc.
                                    c/o Mr. James M. Freeman II
                                    337 South Milledge Avenue
                                    Athens, Georgia 30605

         To Buyer:                  ComStar Communications, Inc.
                                    c/o Mr. Michael A. Dayton
                                    419 Bradford Street
                                    Suite A-2
                                    Gainesville, Georgia 30501

                                      14.

         Any failure on the part of Seller, on one hand, and Buyer, on the other hand, to comply with any of their or its obligations, agreements, or conditions hereunder may be waived by the other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                                       15.

         All expenses incurred by the parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party that has incurred the same.



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                                       16.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

                                       17.

        This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge, or termination is sought.

                                       18.

        The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

                                       19.

        This Agreement will be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                                       20.

         Buyer will take possession of the subject property and assume the aforesaid leases effective at the closing set out herein.



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                                       21.

          Buyer agrees to waive Seller's compliance with the applicable bulk sale provisions of the Bulk Sales Law of the Uniform Commercial Code as enacted and enforced in the State of Georgia.

                                       22.

         All representations, warranties, agreements, covenants, and obligations made or undertaken by Seller in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Buyer, shall survive the closing hereunder, and shall not merge in the performance of any obligation by any party hereto. Seller agrees to indemnify and hold Buyer harmless from and against all liability, loss, damages, or injury and all reasonable costs and expenses, including reasonable attorney fees and cost of any suit related thereto, suffered or incurred by Buyer arising from any misrepresentation by or breach of any covenant or warranty of Seller contained in this Agreement.

                                       23.

         All of the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the closing date, of each and every one of the following conditions:

         The representations and warranties made by Seller to Buyer in this Agreement shall be true and correct in all material respects on the closing date with the same force and effect as though such representations and warranties had been made on and as of such time.


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          Seller shall have duly performed all of the covenants, acts, and undertakings to be performed by it on or prior to the closing date in all material respects.

         At the closing, Seller shall have effected the deliveries required of it pursuant to paragraph 24 below.

         No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened, or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or that is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or that is related to or arises out of the assets or the business of Seller, if such action, proceeding, investigation, regulation or legislation would have a material adverse effect on the Seller's business.

         The equipment listed in Exhibits "A" and "B" shall be in the same condition as on the date of the signing of this Agreement, ordinary wear and tear excepted.

         Seller's account with Buyer shall have a zero dollar account balance. Seller will expect to be released from all obligations under the present existing agreements between Seller and Buyer. In the event there is an account balance after this release from future performance, at closing, the same should be paid at closing to zero the account.

         The cancellation of the Agreement between Seller and Kali, Inc., and the transfer of all of Seller's rights with Kali, Inc. to Buyer.

         That Buyer and Kali, Inc. shall have entered into an Agreement effective July 1, 1998.


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                                       24.

         At the closing on July 1, 1998, Seller shall deliver to Buyer the following:

         (a) Certificate of good standing of Seller, as of the most recent practicable date, from the Secretary of State of Georgia;

         (b) Certified resolutions of Seller's shareholders and board of directors approving this Agreement and all matters set out herein;

         (c)      Bills of sale for the Property set out herein;

         (d) Assignments of the leases set out herein and evidence of approval of said assignments of the leases by the lessors thereto;

         (e)      Covenant Not to Compete executed by Seller and James M.
                  Freeman II;

         (f) All documents, books, and records concerning the accounts and equipment being sold;

         (g) Evidence of the cancellation of the Agreement between Seller and Kali, Inc., effective July 1, 1998, so that Buyer may effect its own agreement with Kali, Inc., as hereinbefore set out.

                                       25.

         Seller agrees to transfer to Buyer and Buyer agrees to assume all obligations and liabilities thereunder, Seller's contracts with Sprint and BellSouth.



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                                       26.

         As has been set out in paragraph 1 of this Agreement, at the closing Seller will transfer to Buyer all of its rights and title in and to its software program designed and written by Seller known as "Real-time Software Sales System", along with all rights, copyrights, and ownership of the software. The software will include the code, code comments, working notes, documentation, test versions, and compiled software. After the transfer of the software on July 1, 1998, Buyer will have the right to use, change, or sell said software. Seller will make no warranty about the software's properties, abilities, or future performance, and will have no liability for any problems resulting from use of the software. Buyer will agree, if the software is ever made available for public sale in the future, that the creative efforts of Seller would be recognized in the "credits" for the software; however, this recognition will not imply any ownership or right to the software by Seller.

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                    ATHENS' ISP, INC.


                                    By:  /s/   James M. Freeman
                                       -----------------------------------------
                                       President


                                Attest:  /s/   A. Fetahagic-Freeman
                                       -----------------------------------------
                                       Secretary



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                                    COMSTAR COMMUNICATIONS, INC.


                                    By:  /s/ Michael A. Dayton
                                       -----------------------------------------
                                       Executive Vice President

                                Attest:  /s/ Naen Lawson
                                       -----------------------------------------
                                       BUYER


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                                                                    EXHIBIT "A"


SGI R5000 Indy 96MB RAM, 2GB harddrive, CDROM, w/Maya 1.0 and PowerAnimator 8.1

SGI R5000 Indy 96MB RAM, 6GB harddrive, DAT, w/ MIPSpro compiler 7.2

SGI 4xR4400 Challenge L, 256MB RAM, 7GB harddrive, CDROM, DAT, w/ IRIX IDO, Wyse terminal

APC Smart-UPS 2200XLNET
         w/SGI IRIX Powerchute Pro and cables

(2) Adtran TSU routers, 1 new, 1 used

Ether switch, (2) Ethernet hubs, (1) rack, (7) desks, (2) bookshelves, (6) chairs

Informix Dynamic Online Server, version 7.24.UCI-1 IRIX 6.2, 10 user lic.

Informix Dynamic Server OpenLine (priority support), 10 user lic, ends May 11/99





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                                                                    EXHIBIT "B"


Cisco 3600 4-slot Modular Router-AC, w/Cisco 3640 IP feature set, network module, cards and cables, and maintenance agreement. Balboa Capital Corporation Lease #003-12212-01, monthly payment of $303.99 (29% of total monthly amount $1048.26)






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                                                                      EXHIBIT C

[Copy of lease dated August 8, 1995 between The Butler Corporation of Athens, Inc. and Athens ISP, Inc./James M. Freeman II.]